Exhibit (c)(10)

The Baldwin Group

Discussion Materials

July 2026

ARDEA PARTNERS

Table of Contents

I Project Spark Update

Project Spark Update *(1/2)*

- Project Spark continues to progress in accordance with the Board's initial objectives:
  - Explore strategic alternatives in light of the persistent undervaluation on an absolute and relative basis of Spark in the public markets
  - Maximize shareholder value by identifying an acquiror who could bring additional AI capabilities resulting in increased value to the Spark shareholders
  - Maximize deal certainty and minimize any execution risk of a transaction (including but not limited to regulatory risk and risk of talent departures that would potentially jeopardize a transaction)

Process Update

- Following Board approval on June 10th to launch Project Spark, a Virtual Data Room ("VDR") was opened to potential bidders the weekend of June 20th
- Subsequently, the Baldwin management team held 19 meetings in New York with prospective bidders during the weeks of June 22nd and June 29th (2 additional management meetings were scheduled in the subsequent weeks)
- Bidder engagement during and following these meetings has remained highly active, with continued diligence requests, follow-up meeting requests, and Q&A activity

Project Spark Update *(2/2)*

Process Update (Cont'd)

- First round bids are due Monday, July 27th at 5:00PM ET
- At that point, receipt of indications will be reviewed in detail with the Board
  - Subject to the Board's determination as to whether and how to proceed, parties would proceed into a second round

Leak Regarding Project Spark

- On Thursday, June 18th, the Insurance Insider published an article that noted: "Baldwin Insurance Group has retained Ardea to advise on its strategic options and has started to engage with private equity investors as it looks to secure the capital to finance a take-private"
  - Baldwin subsequently rose 40.7% over the following 3 trading days while the S&P 500 and Russell 2000 were down (0.7%) and up 2.0%, respectively
- Since the leak, Ardea has received additional inbounds from financial sponsors
  - No strategics have directly inbounded expressing interest in acquiring Baldwin

Source: Insurance Insider, FactSet.

II Bidder Engagement & Timeline

Participating Bidders and Potential Co-Investors – Project Spark

Lead GPs (11)

[redacted]

[redacted] SEQUENCE | HOLDINGS / DFO [redacted]

Other GPs (6)

[redacted]

LP Coinvest (2)

[redacted]

Passed (4)

[redacted]

Diligence Update – Project Spark *(1/2)*

Party	Intro Management Meeting	Requested Additional Management Sessions[1]	Engaged 3rd Party Advisors				VDR Q&A Questions
			QoE	Legal	Actuarial / Reinsurance	Strategy / Other	
Lead GPs							
[redacted]	7/1/2026	✓ (7)	✓	✓	✓	✓	193
[redacted]	6/24/2026	✓ (6)	✓	✓	✓	✓	96
[redacted]	6/23/2026	✓ (3)	✓	✓	✓	✓	109
[redacted]	6/22/2026	✓ (1)	✓		✓	✓	39
SEQUENCE | HOLDINGS /	6/25/2026	✓ (8)	✓	✓		✓	259
[redacted]	6/29/2026	✓ (1)	✓				-
[redacted]	6/30/2026	✓ (2)	✓				10
[redacted]	7/1/2026	✓ (4)					-
[redacted]	6/22/2026						-
[redacted]	6/30/2026						-
[redacted]	6/30/2026						-

[1] *Represents completed and scheduled sessions; sessions are being scheduled, and new requests are being received, on an ongoing basis.*

Diligence Update – Project Spark *(2/2)*

Party	Intro Management Meeting	Requested Additional Management Sessions[1]	Engaged 3rd Party Advisors				VDR Q&A Questions
			QoE	Legal	Actuarial / Reinsurance	Strategy / Other	
Other GPs							
[redacted]	6/29/2026	✓ (2)	✓			✓	14
[redacted]	-						-
[redacted]	7/14/2026						-
[redacted]	6/22/2026	✓ (1)					1
[redacted]	6/23/2026						5
[redacted]	-						-
LP Coinvest							
[redacted]	7/20/2026						-
[redacted]	6/24/2026						-

[1] Represents completed and scheduled sessions; sessions are being scheduled, and new requests are being received, on an ongoing basis.
[2] [redacted] has not yet executed an NDA and as such has not received VDR access.

Illustrative Process Timeline – Subject to Board Guidance

Week Of:		1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18	19	
		4/27	5/4	5/11	5/18	5/25	6/1	6/8	6/15	6/22	6/29	7/6	7/13	7/20	7/27	8/3	8/10	8/17	8/24	8/31	
Workstream	**Primary Responsibility**																				
Pre-Process																					
Pre-process preparation	Ardea / BWIN																				
Round I																					
Board Approval	Ardea / BWIN							★													
Launch process and management meetings	Ardea / BWIN																				
Round I bids due	Counterparties														★ 7/27						
Bid review with Board	Ardea / DPW																				
Round II																					
Confirmatory diligence and final bids	Ardea / BWIN																				
Final bids due	Counterparties																				*Exact Date TBD*
Bid review with Board	Ardea / DPW																				*Exact Date TBD*
Final Negotiations & Signing																					
Final contract negotiations and Board approval	Ardea / DPW / BWIN																				*Could be as short as 0-2 weeks*
Sign / announce	All																				★
Sign to Close																					
Regulatory review and shareholder vote	DPW / BWIN																				*3-6+ months*
Close / fund	All																				★

III Strategic Partner Considerations

Considerations Regarding a Potential Strategic Acquiror (1/2)

- There are numerous considerations regarding a potential strategic partner:
  - A strategic acquiror could realize meaningful cost and revenue synergies by combining operations, enhancing its capacity to pay a premium relative to financial or standalone buyers
  - Moreover, depending on the consideration mix, a transaction could offer immediate liquidity and certainty of value through cash, upside participation in the combined platform's future growth through stock, or a balance of both
  - Public insurance brokerage peers, which represent the most likely universe of strategic acquirors given their size and scale, are currently trading at discounted valuations relative to history
    - This affects ability to pay for buyers using equity consideration as well as the relative attractiveness for a strategic acquiror of M&A versus share buybacks
  - Moreover, as previously discussed with the Board, confidentially approaching strategics carries further potential leak risk (current leaks have only referenced financial sponsors)
    - Management has communicated that premature disclosure of strategic engagement could unsettle producers, clients, and employees
    - Management has also referenced that producers were recruited under an explicit or implicit promise that the business would not be folded into a larger strategic platform
      - A strategic sale could break that commitment and trigger departures at a time when competitors are actively recruiting
    - This could further reduce acquisition feasibility if buyers discount for assumed revenue leakage

Considerations Regarding a Potential Strategic Acquiror (2/2)

- There are precedents of strategic M&A within the insurance brokerage sector facing a combination of regulatory scrutiny and business disruption – ultimately impacting deal certainty with prolonged negative effects on businesses
  - There have been precedents of aggressive competitor recruiting during the pendency period of strategic transactions as well as forced divestitures
    - In some instances, attrition accelerated regardless of whether the deal ultimately closed (e.g., WTW 2021 voluntary attrition of 15.2% vs. 8.7% in 2020)
  - Colleague and revenue impacts have persisted well beyond deal timelines
    - WTW required ~2.5 years to rebuild its talent base and JLT-related departures continued four years post-close
  - Retention packages have proven only partially effective in some instances
    - In MMC/JLT, retention awards were payable on or shortly after closing, senior leaders nonetheless departed within weeks of close, and ex-JLT talent went on to found or lead new rival platforms
- For Spark, combining with a large industry participant could invite antitrust scrutiny, introducing incremental closing risk and potentially extending regulatory review timelines and the path to certainty
- As previously mentioned, since the leak, while Ardea has received additional inbounds from financial sponsors, no strategics have directly inbounded expressing interest in participating in the process

Source: SEC filings, DOJ and European Commission documents, press releases, earnings calls, and trade and financial press, including Insurance Journal and Business Insurance.

Landscape of Potential Strategic Buyers

Firm	Market Cap ($M)	TEV / NTM EBITDA Multiple	LTM Net Leverage	Capital Allocation Commentary
MARSH	$88,535	12.7x	2.4x	"We want a balanced approach to capital management. We favor investing in our business, whether it's organically or inorganically. Our goal remains to increase our dividend each year. And buybacks ultimately will depend on M&A." – **Marsh Q1'26 Earnings Presentation, 4/16/26**
AON	$80,009	14.6x	2.2x	"It really is about the highest return for shareholders here. We're very disciplined about that. That means balancing investment for growth with capital return to shareholders." – **Aon Presentation at Morgan Stanley US Financials Conference, 6/9/2026**
Gallagher	$66,966	13.6x	2.3x	"We continue to believe our equity is woefully undervalued by the market, so this repurchase was opportunistic. But our priorities really haven't changed. We'll continue to invest in organic growth. We'll remain active in mergers and acquisitions, staying consistent in our approach and disciplined in our pricing, and we will deploy excess capital in a way that maximizes long-term shareholder value." – **AJG Q1'26 Earning Presentation, 4/30/2026**
wtw	$28,306	10.6x	1.4x	"From a capital allocation standpoint, our priorities remain unchanged. We continue to expect share repurchases of at least $1 billion, subject to market conditions and potential capital allocation to organic and inorganic investment opportunities. Share repurchases continue to be our primary form of capital return alongside dividends as we maintain flexibility to invest in the business and pursue disciplined strategic M&A aligned with our long-term priorities." – **WTW Q1'26 Earnings Presentation, 4/30/26**
Brown & Brown INSURANCE	$23,738	12.1x	3.0x	"Our focus will continue to be on delevering, investing in our teammates, enhancing our technology capabilities, repurchasing shares and acquiring smaller or specialized firms that fit culturally and make sense financially" – **BRO Q1'26 Earnings Presentation, 4/28/2026**

Source: Company filings, FactSet, earnings transcripts. Market data as of 7/16/2026.

Case Studies: Precedent Transaction Colleague Impacts

	Precedent	Deal Facts	Key Takeaways
Deal Terminated	**Aon / Willis Towers Watson** *Announced Mar 2020* *Terminated Jul 2021*	• ~$30bn all-stock merger • Would have created the largest global broker • DOJ suit filed Jun 2021 • Terminated Jul 26, 2021	• Termination voided the ~$3.6bn merger-contingent sale of Willis Re and other assets to Gallagher; less than three weeks later, WTW re-agreed a standalone sale of Willis Re's treaty business for $3.25bn upfront plus up to a $750m earnout • Rival brokers recruited throughout the 16-month pendency; MMC's CEO said Marsh capitalized on the "distraction and uncertainty" at both firms • WTW shares fell ~9% on termination day (Aon +8%); a new CFO was named within weeks; Starboard and Elliott reportedly had taken stakes by Oct 2021 • WTW's then-CEO called attrition "within the normal historical balance" in Aug 2021; WTW's 10-K later disclosed 2021 voluntary attrition of 15.2%, up from 8.7% in 2020 and a ~12% pre-COVID norm, attributed in large part to deal uncertainty; in early 2022 his successor said WTW had sold books of business assuming the business would leave with departing colleagues, a revenue "headwind" for 2022 • WTW's CEO said on the FY2023 earnings call that the Risk & Broking talent base was back to full strength, roughly 2.5 years after termination, crediting 2022–23 hires
Deal Completed	**Marsh McLennan / JLT** *Announced Sep 2018* *Closed Apr 2019*	• $5.6bn cash (£4.3bn) acquisition • Added 10,000+ colleagues; formed Marsh-JLT Specialty • Retention awards paid to hold key producers • European Commission (EC) remedy: aerospace sold for £190m	• EC Phase 1 remedy: JLT's global aerospace unit sold to Gallagher for £190m with ~250 employees (~100 in London Market) • JLT sued NFP for allegedly hiring 13 employees from its U.S. real estate and property practices days before closing • Retention awards were payable on or shortly after closing; JLT Re's UK & Europe CEO and JLT Specialty USA's executive chairman left within weeks of close, with London market and M&A leaders also departing in 2019; MMC's CEO maintained the departures were not a crisis • Ex-JLT talent seeded new rivals: CAC Specialty launched in Aug 2019 with JLT's former chief revenue officer and in Sep 2019 named Mike Rice, founding CEO of JLT Specialty USA, as its CEO; Price Forbes and Howden hired former JLT leaders and teams as well • McGill & Partners launched May 2019, weeks after closing, founded by former JLT group CEO and later Aon group president Steve McGill; Lloyd Thompson founder and former JLT Specialty CEO John Lloyd joined as chairman in Nov 2019 • Lucy Clarke, JLT Global Specialty CEO turned Marsh Specialty president, resigned in Jul 2023 to join WTW; started Jul 2024

Source: SEC filings, DOJ and European Commission documents, press releases, earnings calls, and trade and financial press, including Insurance Journal, Insurance Insider, Business Insurance, Insurance Business, Insurance Times, Intelligent Insurer, and CNBC.

Disclaimer

Ardea Partners LP and Ardea Partners International LLP (collectively, "Ardea") has prepared and provided these materials and Ardea's related oral presentation (collectively, the "Confidential Information") solely for the information and assistance of the Board of Directors and/or senior management of intended recipient organization (the "Company") in connection with their consideration of the matters referred to herein. Without Ardea's prior written consent, the Confidential Information, and Ardea's preparation and provision of such Confidential Information, may not be used for any other purpose or reproduced, retransmitted, disclosed or otherwise referred to in any manner.

The Confidential Information is (a) for discussion purposes only and (b) speaks only as of the date it is given, reflecting prevailing economic, monetary, market and other conditions as in effect on, and the information made available to Ardea as of, such date. Ardea assumes no responsibility for updating or revising the Confidential Information. The views expressed herein are subject to change based upon a number of factors, including economic, monetary, market and other conditions and the Company's and any prospective counterparty's business and prospects. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Ardea does not assume responsibility if future results are materially different from those forecast. The Confidential Information is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Ardea, if any.

The Confidential Information has been prepared using publicly available information and information in reports, due diligence materials, forecasts, projections and other materials provided by or on behalf of the Company and/or any prospective counterparty. Ardea does not assume responsibility for and has relied on, without independent verification, the accuracy and completeness of such information. Ardea has not, and does not, provide advice for tax, legal, regulatory, actuarial, or accounting matters and the Company will remain solely responsible for all aspects of due diligence in connection with any transaction and the commercial assumptions on which any advice provided by Ardea is based. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction or the relative merits of any strategic alternatives referred to herein as compared to any other alternative that may be available to the Company.

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